UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On March 10, 2017, Elliott issued the following letter to the Company’s shareholders, which was also posted by Elliott to www.NewArconic.com:

March 10, 2017

Dear Fellow Arconic Shareholder:

You are receiving this letter because, like us, you are an owner of Arconic Inc. (“Arconic” or “the Company”), formerly known as Alcoa Inc. Your shares, just like ours, make you the part owner of an iconic American corporation. But, despite its illustrious history, in recent years, our Company hasn’t been doing very well. Today, we are writing to ask for your vote on the Blue Card for the change of leadership that Arconic shareholders deserve.

Over the past nine years, under the leadership of CEO Klaus Kleinfeld, our Company has consistently missed management’s own performance targets. Earnings have repeatedly come up far short of expectations and projected revenues have failed to materialize. Billions have been spent on acquisitions that have failed to produce promised returns and have cost shareholders dearly. Operations have been mismanaged, resulting in poor performance as well as product-quality and delivery failures.

Proof of management’s poor performance can be found in the steep decline in the value of our Company’s shares. Since Dr. Kleinfeld became the CEO of Alcoa in May 2008 and through the Alcoa/Arconic split, the total return to shareholders was negative 69%. For every $1 you invested in Dr. Kleinfeld, he left you with just 31 cents, making him the worst-performing CEO in the S&P 500.i

But while shareholders have suffered and thousands of Arconic and Alcoa employees have lost their jobs, management has been richly rewarded. As the CEO of Alcoa, the Board of Directors paid Dr. Kleinfeld more than $125 million over nine years, making him one of the highest-paid CEOs in the S&P 500 index despite the fact that, by any measure, the Company has been one of the index’s very worst performers.ii

Enough is enough.

Recently, we have seen how much more valuable both Alcoa and Arconic’s assets can be when liberated from Dr. Kleinfeld’s management practices. Shares of the new Alcoa Corp., the mining- and refining-focused operation recently spun out of Alcoa Inc., have risen more than 60% since the Alcoa/Arconic split approximately four months ago, in part because its new management team announced its intention to be “fundamentally different” from Dr. Kleinfeld by avoiding wasteful spending and poor corporate governance.iii

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

www.NewArconic.com	2

Similarly, Arconic’s share price rose approximately 30% in the first ten trading days after we went public with our call for Dr. Kleinfeld to step down, making it the best-performing stock in the S&P 500 over that time frame. The mere prospect of Dr. Kleinfeld’s removal increased the value of the Company by nearly $3 billion almost immediately – a testament to both the potential of the business as well as the current leadership’s lack of credibility following such a long and consistent track record of underperformance.

With so much value created over such a short period of time, imagine what could be accomplished if new leadership at Arconic became a permanent reality?

By voting for four new independent directors on the Blue Card, you have the power to produce change. If elected, the four new, highly qualified, independent directors will have a mandate to hold current management to account and to bring in new leadership.

Our Goal at Arconic: The Creation of Long-Term Value for All of Arconic’s Shareholders

Our firm, Elliott Management (“Elliott” or “we”), manages funds with a combined 13.2% economic interest in Arconic, making us the Company’s largest shareholder. Our economic interest is in Arconic’s common equity. We have no special rights and enjoy no preferences. Whether you own one share of Arconic stock or one million shares, we are in the same boat.

As of this writing, the value of our investment in Arconic is approximately $1.6 billion. Our decision to make such a large investment was not made lightly, and it wasn’t made to produce a quick buck. To increase the value of our investment in Arconic, the Company must perform better over the long haul. We are long-term investors, and we are highly committed to seeing Arconic improve in ways that will maximize investment returns for all shareholders and create sustainable value over time.

With Cultural Change and New Leadership, Business Improvements Will Follow

The course of action we propose is simple: Change Arconic’s culture to improve Arconic’s business.

We have studied Arconic’s history, and we have gotten to know its people. We’ve met “Alcoans,” and we’ve seen Arconic’s factories and its facilities first-hand. Through our efforts, we learned that beneath the layers of management bureaucracy is a deep well of industrial knowledge and experience.

We see that despite its current difficulties, Arconic possesses world-class and, in some cases, one-of-a-kind assets. We are convinced that with the right leadership, Arconic’s culture will shift from being “CEO-centric” to one that cultivates entrepreneurship and gives employees the incentive to participate in operating improvements. We believe that this cultural shift will help Arconic substantially improve its operating performance and produce exceptional shareholder returns.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

www.NewArconic.com	3

Right now, Arconic is run by former management consultants ensconced in its Park Avenue, New York headquarters. Image and marketing is prioritized over engineering and product. Neither Arconic’s CEO nor the heads of its two largest business units, Engineered Products & Solutions (EPS) and Global Rolled Products (GRP), have any previous experience (outside of Arconic) in their respective businesses or end-markets. Absent industry experience, Arconic’s current leadership is unlikely to know if operations are truly optimized or if there are opportunities for Arconic to utilize its pricing power with customers. This experience deficit was painfully apparent last year when all three of Arconic’s businesses failed to hit their 2016 three-year targets.iv

Arconic’s current management has not only done a poor job operating our business, but it has also failed to deploy wisely the funds that operations have generated. To take an especially egregious example, almost three years ago, current management took $3 billion and purchased Firth Rixson – a rolled rings and forgings business. Management paid $3 billion because it believed Firth would generate $1.6 billion of revenue and $350 million of earnings before interest, tax, depreciation and amortization (EBITDA) in 2016.v Instead, Firth Rixson produced only $925 million of revenue and just $136 million of EBITDA.vi After imputed interest, taxes, and depreciation are taken into account, it is very possible the $3 billion of our money that Arconic’s management spent on Firth Rixson is currently producing negative returns.

To improve, Arconic must both increase the profits that it generates from its operations and use those profits to productively reinvest in the business. Arconic must shift to an operator-centric model, decentralizing decision-making and empowering plant managers. Layers of bureaucracy should be eliminated. Arconic should develop an unrelenting focus on operational improvement and ensure that the resulting profits are reinvested wisely. The difference between good management and bad management isn’t determined by how much money is invested, but by how well that money is spent.

These improvements will require a cultural change and new leadership.

To facilitate a change in the culture, expertise, and applicable experience, we are proposing four new independent directors to the Board. All four of the candidates – Chris Ayers, Elmer Doty, Bernd Kessler, and Patrice Merrin – possess extensive industry and operating experience, which you can read more about in the Appendix to this letter. All four recognize the need for change at Arconic and are committed to instilling an accountable, operator-centric culture.

To produce this cultural shift, the first task of the new Board will be to select a new CEO. We are confident that if Chris, Elmer, Bernd, and Patrice are elected, the four of them will ensure that the new Arconic Board makes a wise choice. Nevertheless, to ensure that the Board knows what kind of leadership Arconic’s shareholders demand, we have identified a highly successful aerospace executive, Larry Lawson, who is willing to become Arconic’s leader and who possesses attributes that Arconic needs in its next chief executive.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

www.NewArconic.com	4

Larry is the former CEO of Spirit AeroSystems. Spirit builds the 787 and other planes for Boeing. The year Larry took over, 2013, Spirit produced the worst earnings in its history. The next year, Larry’s first full year, Spirit generated its highest earnings ever and then repeated the feat the year after that. As a result of his efforts, under Larry, Spirit shares increased from under $19 to more than $47 in just three years – producing a total return for shareholders of 153%.vii

Before Larry took over Spirit, he ran Aeronautics at Lockheed Martin. He was the General Manager of the F-35 program and before that the F-22 program. Larry was Lockheed’s Mr. Fix-It. When a program was at risk of going adrift, Larry was brought in to steer the ship. To the most demanding customers (the armed forces of various nations) and with aircraft designed for the most critical roles (national defense), Larry produced. Larry is an operator’s operator.

Whether Larry is ultimately the right choice will be determined by the Board, but make no mistake: By voting on the Blue Card for Chris, Elmer, Bernd, and Patrice, you are voting to bring in a CEO like Larry, an operator with proven experience in the aerospace industry and a history of producing for shareholders.

More Information

For more information on why we believe current management has failed to deliver, to learn more about our views, or to get more background information on the nominees, Chris, Elmer, Bernd, and Patrice – or on Larry Lawson, we invite you to visit our dedicated website at NewArconic.com. You can also speak with our proxy solicitor if you have any questions about this process or need help in voting your shares by calling them toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

Who is in Your Shoes?

As of this writing, five of Arconic’s largest shareholders, including Elliott, have already come out publicly in support of a vote for accountability and for change.

•	“We, therefore, encourage you to support the changes sought by our fellow shareholders at Elliott Management. We intend to support Elliott’s proposed proxy slate because it best serves the long-term interests of the Company and its owners.” – First Pacific Advisors, February 6, 2017

•	“Independent members of this board, who own less than 0.1% of outstanding shares, continue to disregard the overwhelming publicly expressed desire for leadership change from the company’s largest long-term owners, including Orbis.” – Adam Karr, Orbis Investment Management, March 3, 2017

•	“It’s a CEO problem … there has been no value created.” – Sarat Sethi, Douglas Lane & Associates, January 30, 2017

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

www.NewArconic.com	5

•	“Lion Point believes that Elliott’s plan for value creation can reverse the past and set new Arconic on a better path to creating shareholder value.” – Lion Point Capital, February 16, 2017

The holdings of these shareholders amount to more than 20% of our Company, worth more than $2.5 billion. For better or worse, we have “put our money where our mouth is.”

On the other side of the ledger, the Board has encouraged you to trust its judgment over that of your fellow shareholders, despite the fact that there is virtually no alignment of economic interest between Arconic’s shareholders and the Board. Taken together, the non-executive directors collectively own 0.06% of Arconic. The majority of the shares owned by these directors were given to them, not purchased on the open-market. None of them owns a stake representing a material proportion of his or her net worth.

Arconic’s Board of Directors is composed of individuals with longstanding personal and professional ties to Dr. Kleinfeld as well as individuals who have just recently joined the Board. We understand why both friends of Dr. Kleinfeld and newer directors would be inclined to give him “one more chance.” The need for leadership change of this kind can be difficult to acknowledge.

But “one more chance” is something more commonly given to new executives struggling with legacy issues. It is not something that is or should be given to an executive who has been paid tens of millions of dollars for reducing every shareholder dollar to a mere 31 cents over the course of his nine-year tenure. As a shareholder, you should not be asked to wait even longer for acceptable returns just because the Board wants to give Dr. Kleinfeld “one more chance.”

Your Choice

Whether you are a large shareholder or a small shareholder, this is your Company. It is up to you to determine its future. The Board would like you to vote for more of the same – for more years of mediocre performance and dismal returns – without offering any explanation for why shareholders should expect this time to be any different.

By contrast, we at Elliott believe Arconic has the potential – the underlying assets, the high-quality employees – to produce world-class performance and outstanding shareholder returns if it is properly led. To that end, we ask you to support the four shareholder nominees – Chris Ayers, Elmer Doty, Bernd Kessler and Patrice Merrin. Each of these individuals is committed to putting in the time, energy, and effort to make the changes necessary to achieve the results Arconic’s employees and its shareholders deserve.

Thank you.

Elliott Management Corporation

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

www.NewArconic.com	7

Appendix – Shareholder Nominee Biographies

Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will demand the same attention to operational detail from Arconic’s management.

Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore, Stillwater Mining, and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

www.NewArconic.com	8

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Call Toll-Free at: (877) 869-0171

E-mail: info@okapipartners.com

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

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i Source: Bloomberg Market Data. Analysis comprised of all continuously tenured CEOs over the course of Dr. Kleinfeld’s term through the separation of Alcoa Corp and Arconic. Analysis excludes Freeport-McMoRan due to Office of the Chairman structure.

ii Source: Company Proxy Filings, Fiscal Years 2008-2016

iii Alcoa Corp. presentation at the Goldman Sachs Global Metals and Mining Conference, November 16th 2016

iv Engineered Products & Solutions (EPS), Global Rolled Products (GRP) – when including the Warrick rolling mill, and Transportation Construction and Solutions (TCS) all failed to hit both revenue and profit targets.

v Company Presentation, Accelerating Alcoa’s Transformation: Announcing Firth Rixson Acquisition, June 26th 2014

vi Company Presentation, Fourth Quarter 2016 Earnings Call, January 31st 2017

vii Dividend-Adjusted Share Price; Source: Bloomberg Market Data

Item 2: On March 10, 2017, Elliott issued certain materials to the Company’s shareholders, copies of which are attached hereto as Exhibit 1.